The Capital Strategy Management Company

ERIC E. VON BAUER
PRESIDENT

(312) 444-1170

September 8, 2008

Personal and Confidential

Mr. Sunny Leon
CEO / President
Suncast Network, Inc.
Suite B-10/C-1
2407 East Oakton Street
Arlington Heights, Illinois 60005

Dear Sunny:

In this investment engagement letter (the "Agreement") we have set forth how The Capital Strategy Management Company ("TCSMC") can be of valuable short term and long term financing and strategic assistance to Suncast Network, Inc., a Delaware corporation, and all other related affiliates (collectively the "Company") for current and future growth opportunities. Our financing and advisory assistance to you shall be in three Phases, namely:

- Phase I: Strategy Review Process / Short Term Refinancing

- Phase II: Addressing Key Long Term Needs, Documentation, and Contacts

- Phase III: Securing Commitments and Closing of Long Term Funding Requirements

which are fully described in "The Capital Strategy Management Company: Our Three Phase Financing and Development Process" (Attachment A). A Phase I Work Plan Schedule is also attached as Attachment D.

For our initial Phase I financing and work (for which we ask your commitment), TCSMC asks for three very modest progress payments, an equity and option opportunity in the Company, and a small commitment fee for any debt or equity funds committed to the Company during Phase I by others, as more fully described in our Term Sheet (see Attachment B); we will have the actual numerical amounts computed by the time we meet and can go over them at that time. General agreement provisions are listed in Attachment C. The Company is presumed to be highly interested in (but under no obligation) to proceed beyond Phase I with TCSMC and can also later decide to proceed on its own at any time. Compensation for Phases II and III work is generally a combination of a small retainer, competitive venture management fees upon major financing commitments (which represent the primary short-term cash income source for TCSMC), and additional options in the Company, depending upon the extent of work required.

233 SOUTH WACKER DRIVE • P.O. BOX 06334 • CHICAGO, ILLINOIS 60606

Benefits:

Through participation in the above Phases, the Company shall be moving a major step closer to becoming a major player in the internet based television services industry. By thoroughly planning and executing a significant financing program, you will have the best opportunity of securing the full development funds needed on highly favorable terms. Too, by broadly addressing the overall needs of the Company, a stronger foundation will be put in place for future success.

* * * *

Sunny, TCSMC enthusiastically looks forward to being of significant assistance to the Company. At the present time, once we receive the Company's acceptance below of this Phase I Agreement to include Attachments A through E and also receipt of the initial Company deposit (per Attachment B), we are in a position to get started on your behalf. Thank you for your confidence in Capital Strategy.

Sincerely yours,

Eric E .von Bauer
President

ACCEPTED:

For the Company:

Signature:

Wing (Sunny) Leon
Printed Name:

President
Title

10/10/08
Date

Attachments: A. Three Phase Financing and Development Process
B. Term Sheet
C. General Terms and Conditions
D Phase I Work Plan
E Acceptance Continuation

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Attachment A

The Capital Strategy Management Company

OUR THREE PHASE FINANCING AND DEVELOPMENT PROCESS

(Including Details on Phase I)

Capital Strategy's Three Phase Financing and Development Process is a highly effective process for corporate development and financing needs. The steps of the process and how Capital Strategy Management Company, will assist you, the Company management team, are described below:

Phase I: The Funding and Strategy Review Process

In this Phase, TCSMC shall initially work with you in assessing, from the investor perspective, the key issues relating to your financing and growth needs, re-examining your growth plans, reviewing current equity and debt funding requirements and opportunities, and developing a list of developmental tasks and needs. Too, any immediate debt financing tasks shall also be initiated. Phase I will also focus on key valuation and negotiating approaches, in order to maximize the Company's opportunities. Phase I can be completed in as quickly as one month, depending upon the Company's circumstances, and is explained more below. At the end of Phase I, we will have identified Phase II tasks that can strengthen the Company's position and specified Phase III funding strategy and negotiating approaches. Capital Strategy's specific advisory and financing role for Phases II and III will also be spelled out Further details of Phase I are described below.

Phase II: Addressing Key Needs; Documentation and Contacts

The accomplishment of critical operational tasks and needs that will add significant value to the Company shall be implemented during this Phase. Each of these needs will serve the purpose of strengthening the Company's position with respect to potential financial suitors. (A strong hand can result in a stronger valuation due to high perceived returns and low perceived risks, highly favorable covenants for the Company, and maximum operating flexibility.) All necessary documentation for credibility with investors and complete financing success shall also be prepared and shall build upon your present business plans and current information. Individual and institutional contacts for both equity and debt funding shall also be identified and contacts initiated with regard to the Company opportunity; current conversations will also be reviewed to increase funding probabilities. This Phase typically takes from two to four months, but can occur more quickly, depending on needed tasks.

Phase III: Development Funding

Phase III shall focus on acquiring the equity and debt financing needed to implement your important growth objectives. Key steps during this Phase include meeting with any current and new equity and/or debt investor candidates, including members of The Capital Strategy Management Company and its network, as appropriate, and selling them on the superior opportunity that the Company represents, assisting them with their due diligence

analysis, and negotiating terms and conditions. In normal times, this Phase typically takes from one to three months for comprehensive debt funding, and from two to five months for equity investor financing.

Phase IV: Ongoing Advisory Relationship

This Phase is our working with you on an ongoing advisory basis as venture investors to help insure the success of the plan. Frequently, Capital Strategy's investors will also want TCSMC to continue as advisors, thereby providing you with our depth of expertise on an ongoing basis.

* * * *

While the above process indicates a four month minimum, we are as interested as you are in securing longer term funds quickly, and are not constrained by "averages", particularly since your opportunity could lead to an earlier financing. Too, we shall be actively working with you for any immediate debt financing or refinancing, which shall take place during Phase I if possible, and/or during Phases II and III if needed. (See Workplan at Attachment D).

Details of Phase I:

Since the Company has considerable business plan material on hand, the following topic sequence will be used for business plan, financing, and issues analysis in Phase I (at least a week should be allowed between sub-phases for additional information collecting and analysis):

Phase I A:

TCSMC will provide an initial list of additional due diligence information for the Company to collect and provide, while forming its own advisory team to work with you, which will be comprised of two to four TCSMC Principals or Associates with substantial and relevant deal and financing experience. Relevant interviews, validation, and comprehensive strategic analyses and research will be conducted as appropriate Too, debt financing steps shall be implemented as needed.

In Phase I A meeting sessions, a joint Company-TCSMC team will focus on: relevant opportunities and the best approach thereto, company strengths and weaknesses, testing of the Company's assumptions, and potential threats: a healthy discussion of all of these areas is highly important in this first segment. All current potential investor, strategic alliance, joint venture, and restructuring alternatives will be actively explored and, for any currently active additional potential investors, we will develop deal strategies, negotiating needs, and bidding tactics. Further analytical and information collecting assignments will be made in preparation for the next segment.

Phase I B.

As in Phase I, additional relevant interviews, validations, and strategic analyses and research will be conducted as appropriate. In Phase I-B meeting sessions, alternative long term and short term valuation and growth models will be developed as an update to your current plans, key issues will be addressed, and the financial and other resources needed for implementation of the optimal intermediate and long term plan, be it similar or different from current thinking, will be identified; the use of various debt sources and of various equity options will be fully examined. The plans developed will be comprehensive in nature, to

enable needed intermediate and long term funding to occur; a preliminary timetable for both pre-financing and financing tasks will be developed. Key overall needs shall also be established.

*   *   *   *

If needed, a final "Board Level" session will wrap up our Phase I observations for you, set forth our definitive recommendations for conducting Phases II and III, and establish agreed-upon next steps for immediate action.

EB | [illegible]

Attachment B

The Capital Strategy Management Company ("TCSMC")

TERM SHEET

Suncast Network, Inc. and all Affiliates

(Collectively the "Company")

September 8, 2008

TCSMC Commitment to the Company: Per Agreement dated September 8, 2008

Phase I Provisions:

Equity Provisions:

Note: For the sections below, when a partnership or LLC and/or series therein are the company entity, "common stock", "stock", and "share/s" shall refer to "unit/s", 'shareholder/s" to "unitholder/s", and "per share" to "per unit".

1. In equal amounts, common stock plus twelve year common stock options in the Company for TCSMC, effective as of the acceptance date of this Agreement (the "Acceptance Date"); the issuance of these shares and options shall be for advisory services rendered. An Option Purchase Agreement providing TCSMC with reasonable option rights per the Equity Provisions herein shall be prepared by TCSMC and shall be considered an integral part of this Term Sheet as Attachment B, Part 2, and thereby automatically approved by both the Company and TCSMC.

2. Stock Economic Rights: Same as current shareholders, except for any preferences granted TCSMC in this Agreement.

3. Purchase Price (Cash to be Paid): Three times book value per share; 20 % premium over average shareholder equity per share: $0.15 per share, unless a lower price is paid during the option period by any others, which shall then apply to any unpurchased shares. The Company agrees to execute an Option Pricing Certification; this Certification shall also be considered an integral part of this Term Sheet as Attachment B, Part 3.

4. Number of Common Stock Shares and Option Shares: For each, 16.452430 (the "Retainer Multiple") times the total Phase I Retainer amount below, divided by Purchase Price above. Should the pricing be reduced per the Purchase Price paragraph above, the Retainer Multiple shall be proportionately reduced as well. Prior to the date above, the Company's latest representation, made in July, 2008 as to number of Company common equity shares authorized is 30,000,000 shares; outstanding shares, including

convertibles, was 16,255,000 shares; and total common stock and paid-in capital cash contributions, excluding in-kind services worth $ 180,806, was $1,817,500. The total shares issued directly to management (officers and directors), is 9,479,605 shares (5 persons). If the actual amounts are greater or less, the equity and option values herein shall be proportionately increased or decreased. The common stock and option shares shall be issued to TCSMC upon demand, but not before; they are to be in the name of "The Capital Strategy Investment Fund", the investment affiliate of TCSMC. Too, the Company, its Directors and shareholders, agree, within 45 days hereof and in consultation with TCSMC, to increase its stock authorization, if needed, to provide for TCSMC's and others' current and future share and option rights opportunities; TCSMC shall also receive verification thereof. Where there are units as part of an LLC with related series, any purchase will be in equal number of units across all applicable series, including the parent, if included.

Commitment Fee:

For any third parties introduced by TCSMC to the Company after the execution date of this Agreement and prior to an executed Phase II and III Agreement, the cash commitment fee, to be paid to TCSMC at closing, and which is separate from the Phase I Retainer below, on any new debt and equity commitments, including buyouts, by said parties within eighteen months after the Company's last Phase I payment, even if the funds committed are paid in after the eighteen month period, shall be 3.5 % of the new debt and 6.0 % of the new equity committed; too, TCSMC shall receive an equity option equal to 10.0 % of the equity funds committed, priced the same as the committed funds, with the same rights as current share/unit holders, except for any preferences granted TCSMC in this Agreement, and valid for twelve years. However, for any other debt or equity commitments subsequent to the execution date of this Agreement and within eighteen months, as defined above and that are not through TCSMC, 3.5 % of the new debt and 4.0 % of the new equity committed shall be paid to TCSMC, plus the same options as in the sentence immediately above, and under the same terms as in the sentence above. Should a cash commitment, debt or equity, be escrowed, subject to final terms and conditions, then TCSMC shall receive 50.0 % of the above fees on a non-refundable basis at the time of escrow, with the balance due at closing. Equity, as used above, includes any convertible debt. No commitment fee will be due TCSMC for any additional capital commitments by current operating management, including funds from any unrelated borrowings. This paragraph shall also replace and supersede the similar paragraph agreed to on August 1, 2008 by the Company as part of its Application to TCSMC.

Cash Retainer to TCSMC ("Phase I Retainer"):

$ 5,540 as the Initial Deposit, before crediting 50 % of any Application Fee already paid, for initial due diligence tasks

$ 4,640 at completion of Phase I A. for Phase I A tasks.

$ 4,640 at completion of Phase I B, for Phase I B tasks.

Exb/TCSMC
[handwritten initials]

Phase II and III Provisions:

As mentioned in our proposal letter to which this term sheet is attached, TCSMC's compensation is predominately success-oriented, and comprised of the equity shares it purchases, stock options, and venture management and completion fees. As an example, equity participation has ranged from zero up to 100%+ of ownership (apart from shares purchased by TCSMC's investors), management fees have averaged 2% per year, and completion fees have ranged from 2% to 10%, which are all industry standards, and retainer fees have ranged from $ 1,000 per month to over $10,000 per month until the first major closing. Since TCSMC provides funds on a pooled, rather than on a managed basis, there is generally no carried interest; however, a customary carried interest may be provided for in lieu of completion fees. After the end of Phase I, Phase II and III tasks and pricing shall be determined. The Phase II and III term sheet / proposal shall be presented after completion of Phase I, which includes the Company's final payment for Phase I, the issuance of shares to TCSMC if requested at that point, and the Company's completing a Phase II-III Application. TCSMC shall have a ninety day first right of refusal from the approval of the Phase II-III Application to agree on specific Phase II & III terms and conditions with the Company for current and future financing and related advisory assistance for the Company; the ninety day period may be renewed or extended as needed by TCSMC if Phase II and III term sheet / proposal discussions are still continuing with the Company.

Other:

A. Should Phase I extend beyond 90 days from the acceptance date of this Phase I Agreement, a $ 2,000 per month extension fee shall be payable by the Company to TCSMC and apply for any partial or full month thereafter; the extension fees shall continue until Phase I payments are received in full for the work performed, or one year, whichever comes sooner, even if future work is suspended; too, the payments due at the end of Phase I A and I B (the scheduled planning meetings designate the completion of each Phase) shall be received by TCSMC from the Company within ten days after the end of each Phase; otherwise, TCSMC may suspend all work and any scheduled arrangements until payment is received. In addition, (1) the above Equity Provisions and Commitment Fee provisions shall survive the completion of or any cancellation, delay, termination, or cessation of the Phase I work provided for in the proposal of which this Attachment B is a part, and (2) should the Company discontinue working with TCSMC prior to the completion of Phase I for any reason, liquidation damages equal to 200 % of the unpaid Phase I retainer will be due TCSMC. As part of its compliance with the above Commitment Fee provisions, the Company shall also provide TCSMC with complete data on any post-Phase I financings and commitments, including complete annual financial statements and tax returns for three years after the last Phase I payment.

B. TCSMC shall also be entitled to an out-of-pocket allowance from the Company of up to $ 3,500 for re-imbursement of meeting expenses (including any meals, taxi, or parking expense), document preparation, and document transmission expenses at cost, to be paid by the Company. Any out-of-town travel (defined as more than 50 miles from Chicago) shall also be paid for by the Company. The Company shall also be responsible for any investor or lender fees, appraisal and management background check fees, as well as the cost of any legal counsel, accountant, or other advisor retained by the Company in conjunction with the tasks undertaken in this Agreement, or to assist the Company in preparation of specialized documentation requirements. TCSMC may request reasonable expense advances in conjunction with any of the above. Too, at no additional cost to the Company, TCSMC may

EB / TCSMC
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also subcontract certain of its services for the Company, including documentation needs, and payment for these services may be made directly to the Subcontractor from closing proceeds with a corresponding reduction in TCSMC's fees due from the Company.

C. Break-Up Provision: If, for whatever reason, the above stock and/or options are not granted to TCSMC, or the Company refuses to accept TCSMC's exercise of any of its options per the terms herein and of the Option Purchase Agreement, then TCSMC shall be immediately entitled to a cash payment (the "Break-Up Fee") from the Company equal to 300 % of the greater of (1) the Retainer Multiple above times the total Phase I Retainer amount above, or (2) the total Share entitlement above times the gain foregone by TCSMC by (a) not being able to exercise its options at the stated price and thence (b) not being able to sell the underlying shares at, for calculation purposes, 90 % of the highest selling price by the Company to any other investors up to the date of TCSMC's billing to the Company for payment of the Break-Up Fee. The Company agrees to timely provide all needed data to comply with this Paragraph C.

D. At any time after five years from the Acceptance Date of this Agreement, TCSMC shall be entitled to the buyback of its shares and any exercised or to be exercised options by the Company and / or its management at twice the purchase price paid by TCSMC. If TCSMC helps the Company get financing for the above buyout, then the cash Commitment Fees above shall apply. Until settlement, this shall be considered a secured obligation on the Company.

E. Should any restructuring of the Company and/or the Company's proposed equity offering occur, TCSMC shall continue to receive the same proportional equity representation as compared to Company management as a whole for the same type of security/ies received by management as part of the restructuring. For example, if a current corporate offering is switched to a partnership structure with management as the general partner, TCSMC shall receive options for the same percentage of the general partner that its aforementioned share holdings and share options have to the total management shares outstanding as of the date of execution of this Agreement. Should a corporate structure be kept, but a different class of security be issued to management, the same logic would apply to determination of TCSMC's revised holdings. TCSMC shall have the right to approve or disapprove any such change.

Attachment C

The Capital Strategy Management Company ("TCSMC")

GENERAL TERMS AND CONDITIONS

A. TCSMC shall rely upon the principals, consultants, and advisors to the Company in drafting funding plans and other documents, including previously prepared studies and plans, which the Company states that it owns and has to right to reproduce as part of the preparation of funding proposals. The Company, and all 20+ % owners and the officers thereof, agree to personally and for the Company, indemnify and hold TCSMC harmless in any determination to the contrary relating to information or documents supplied to TCSMC by the Company.

B. TCSMC will suggest financing proposals which conforms to credit, industry, demographic, and RMA analysis for the Company's particular SIC code, as needed. As a part of this Agreement, submission of any plan prepared jointly by the Company and TCSMC acknowledges the acceptance by the principals of the Company of the plan's provisions as reasonable and the Company's stated plans as obtainable in light of the Company's knowledge of relevant markets and its intentions and philosophy. The Company agrees to co-operate with TCSMC in a timely and professional manner in supplying documents, data, and other information necessary for funding proposals and to attend meetings with potential sources of funds as needed.

C. It is understood that the final form of any financing, the dollar amount of funding as well as the final terms and conditions, guarantees, interest rates, payment and/or buyout schedules, and uses of proceeds are subject to the control and approval of the investing and/or lending sources(s). It is often necessary for the principals to personally guarantee any loans as well as agree to accept restrictions as to salaries, bonuses, and cash disbursements.

D. TCSMC cannot warrant or guarantee a successful outcome for any financing as there are too many variables over which it has no control. Too, TCSMC shall be acting strictly as an investor in, and advisor to, the Company and shall not be acting as a broker or broker-dealer in any capacity, and the Company hereby warrants that it is engaging TCSMC to act strictly in an advisory capacity to the Company with respect to any other investors.

E. (For this section and the others below it, when a partnership or LLC and/or series therein are the company entity, "common stock", "stock", and "shares" shall refer to "units", "shareholders" to "unitholders", and "per share" to "per unit".) The equity entitlement to TCSMC under the Equity Provisions of the Term Sheet (Attachment B) (herein referred to as the "Entitlement") is based on the Company shares authorized and outstanding on a fully diluted basis (the "Shares") as well as management share holdings ("Management Shares") as represented by the Company (the "Representation") as of the date (the "Representation Date") of the Term Sheet; after said Representation Date, should the Shares or Management Shares be adjusted from the Representation to include any shares, options, or warrants to which any party is entitled for (1) assets, goods, services, or cash contributed to the Company, or for the assumption of any the Company debt, either or both of which

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were before the acceptance date for this Agreement (the "Acceptance Date"), or (2) which represents conversion of any Company debt outstanding before or as of said Acceptance Date, even though said shares, options, or warrants may not yet be issued or recorded on the books of the Company, then the TCSMC Entitlement shall not be diluted by any such changes resulting in additional Company Shares or Management Shares and TCSMC shall be entitled to options to purchase additional shares and/or options to maintain its proportionate ownership. Too, upon TCSMC's request at any time, the Company shall, on a timely basis and at the Company's expense, have an independent auditor verify to TCSMC the details of all debt and equity commitments to, and investments in, the Company to comply with this Agreement. All agreed-upon financial obligations of the Company to TCSMC shall be considered secured obligations, to include being an obligation of any successors or assigns of the Company and also personally guaranteed by all 20+ % shareholders and the officers of the Company, until said obligations are paid and/or exercised, as appropriate.

F. Should the sale price of the Company or of any other selling opportunity in which TCSMC participates, be less than 1.5 times TCSMC's price per share, including all adjustments, then TCSMC shall be entitled to the greater of (1) a 100 % premium in the proceeds received by it, when calculated on a pro-rata basis along with other selling shareholders, and prior to the payment to all other shareholders, or (2) a payout equal to its cost of shares owned or acquired through options exercised, again prior to the payment to all other shareholders.

G. The Company will not, however, by amendment of its Articles of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the contract, remuneration, and option rights of TCSMC against impairment of any kind. Should the Company not be incorporated, or be an LLC, or be a legal partnership at the date this Agreement is approved by the Company, the Company and its principals agree that the Agreement shall be fully honored when the Company is organized as a corporation, an LLC, or a legal partnership, as if this Agreement were signed subsequent to said organization, and said organized entity shall reaffirm this Agreement

H. Both the Company and TCSMC shall treat as Proprietary and Confidential, and not disclose to any other entity or individuals, all information provided by the other party, unless such information is already in the public domain. Too, for 30 days from the date of this Agreement proposal, TCSMC, except for unknown events, guarantees the pricing of this Agreement as well as its availability to work with the Company.

I. This Agreement shall be considered executed in Chicago, IL and shall be subject to the laws of the State of Illinois, and any litigation initiated relating to this Agreement and the parties hereto shall be subject solely to the jurisdiction of the federal or state courts in Cook or Lake County in the State of Illinois. Upon its acceptance per the signature of a Company representative, this Agreement shall be considered fully in effect, including all obligations herein, regardless of the extent of payments made to TCSMC by the Company. It shall also be binding upon all successors and assigns of the Company. Until all post-Phase I information due to TCSMC is fully provided and all funds due to TCSMC by the Company are paid, TCSMC shall have a secured lien upon all assets (including fixed assets, real

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estate, inventory, securities, receivables, cash equivalents, etc.) of the Company and of the Chairman, President, CEO, the Directors, and all 20+ % owners thereof (collectively, the major "Principals" of the Company), and may take steps to perfect such liens and to enter judgments against the Company or its Principals as needed, both without objection by the Company or its Principals. However, either party hereto may take disputes related to this Agreement, or any other relationship between the parties hereto, to the Chicago Office of the Better Business Bureau or the American Arbitration Association for mediation and/or arbitration, to which the other party shall not object, and any such mediation and/or arbitration shall then become the sole remedy between the parties, even if other litigation has commenced prior thereto, and the results thereof may be entered as an Agreed Order in a court of law. Should any part of this Agreement be considered invalid by legal authority, the remainder shall remain in effect as if the specific portion declared invalid were never a part of the Agreement; this Agreement shall be comprised solely of the written text herein, shall be for Phase I only, and all changes hereto shall be approved in writing by both parties hereto. The execution of the Agreement to which these General Provisions are an integral part is by authority of the governing board or controlling entity of each party and each signer hereto has the authority to bind their respective organizations, which may be relied upon.

Attachment D

The Capital Strategy Management Company

PHASE I WORK PLAN

FOR

SUNCASTV AND RELATED ENTITIES

(Time requirement shown in parenthesis)

Phase I A

- Initial Due Diligence Materials to TCSMC;
(1 - 2 weeks)

- Initial Strategic Analysis and Preparation
for Phase I A Meetings
(Also: any immediate debt financing actions)
(1 - 2 weeks; overlaps with above)

-Phase I A Strategy Meetings:
(Initial Phase II and III Objectives Set)
(Four meeting sessions)

Phase I B

Follow-on Analysis and Preparation
for Phase I B Meetings
(Also: any additional immediate debt financing actions)
(1 - 2 weeks)

- Phase I B Strategy Meetings:
(Initial Phase II and III Objectives Set)
(Four meeting sessions)

Transition to Phases II and III

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Attachment E

CONTINUATION OF COMPANY AND PERSONAL ACCEPTANCES

To be completed by (1) the Company Chairman, President, and CEO, or (2) (a) at least 2/3 of the Board of Directors, or (b) holders of at least 2/3 of the common voting units as of the date of acceptance of this Agreement, unless a greater majority of Directors or shares voted is required to definitively approve this Agreement. Total current number of voting shares / units (correct if needed): 16,255,000. Please copy this sheet if needed.

Approved for the Company and Personally:

____
Signature

Mr. Wing S. (Sunny) Leon
Printed Name

President
Title / No. of Shares Held

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Signature

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Signature

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Signature

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Printed Name

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Signature

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Signature

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